Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated July 24, 2019 with respect to the financial statements of Red River Pipeline System, which appears in this Current Report on Form 8-K/A (Amendment No. 1) of Delek Logistics Partners, LP, in the Registration Statement on Form S-8 (No. 333-185264) of Delek Logistics Partners, LP.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas
August 2, 2019